Exhibit 99.1


                       RICHARD LEWIS COMMUNICATIONS, INC.
                       ----------------------------------
                   PUBLIC RELATIONS O ADVERTISING O MARKETING
     1211 Avenue of the Americas, 43rd Floor, New York, New York 10036-8701
        Telephone: 212/827-0020 Fax: 212/827-0028 E-mail: rlc@rlcinc.com
                                 www.rlcinc.com

FOR IMMEDIATE RELEASE
---------------------

                NYMAGIC, INC. REPORTS 2004 SECOND QUARTER RESULTS

      New York, August 6, 2004 - NYMAGIC, INC. (NYSE: NYM) reported today the results of consolidated operations for the second quarter and six months ended June 30, 2004.

      George R. Trumbull, Chairman and Chief Executive Officer, announced that net earnings for the second quarter ended June 30, 2004 totaled $858,000 or $.09 per diluted share, compared with $4.0 million, or $.40 per diluted share, for the second quarter of 2003. Net earnings for the six months ended June 30, 2004 totaled $3.6 million, or $.36 per diluted share, compared with $5.9 million, or $.60 per diluted share, for the six months ended June 30, 2003.

      Net realized investment gains after taxes in the second quarter of 2004 were $26,000, or $.00 per diluted share, compared with $6,000, or $.00 per diluted share for the same period in 2003. Net realized investment losses after taxes for the six months ended June 30, 2004 were $1,000, or $.00 per diluted share, compared with $15,000, or $.00 per diluted share, for the same period in 2003.

      Gross premiums written for the second quarter and six months of 2004 increased by 26% to $44.1 million and by 23% to $82.0 million, respectively, over the same period of 2003. Net premiums written for the second quarter and six months of 2004 increased by 41% to $34.6 million and by 37% to $63.9 million, respectively, over the same period of 2003.

      Net investment income decreased by 34% to $2.6 million for the second quarter of 2004 compared with $4.0 million for the same period of 2003. Through the six months ended June 30, 2004, investment income increased by 35% to $7.4 million as compared with $5.5 million for the same period of 2003. The decline in the second quarter investment income reflects net losses of $3.1 million from the Company's limited partnership hedge fund portfolio.

      Mr. Trumbull commented on the results: "We had strong results from underwriting operations during the second quarter which produced a combined ratio of 99.3%. These results were obtained from both strong business relationships with existing producers and the addition of new programs. Overall, gross premiums written in 2004 are in line with our expected growth and net premiums written reflect such growth, in addition to higher net retention levels in 2004 in our ocean marine line of business."

      Mr. Trumbull further stated, "While we are disappointed with the most recent quarter's hedge fund performance, the overall inception to date hedge fund return is 5.3% and we remain optimistic with the long-term prospects for these funds. We continue to believe that the decision to replace the equity portion of the investment portfolio with a well diversified selection of hedge funds should produce returns exceeding the S&P 500 on a risk adjusted basis over the long term."

      At June 30, 2004 the Company's total cash and investments increased to $619.2 million from $519.6 million as of December 31, 2003. The increase in the investment portfolio is due in large part to the net proceeds received of $98.8 million on March 11, 2004 from the Company's issuance of $100 million 6.5% Senior Notes. The investment portfolio at June 30, 2004 consisted of cash and short-term investments of

$142.9 million, or 23.1%; fixed maturities of $269.1 million, or 43.4% and limited partnership hedge funds of $207.2 million, or 33.5%.

      At June 30, 2004, shareholders' equity rose to approximately $246.8 million from $244.3 million on December 31, 2003 and book value per share increased to $24.77 at June 30, 2004 from $24.47 at December 31, 2003.

      NYMAGIC, INC. will hold a conference call on its second quarter 2004 financial results live on Wednesday, August 11, 2004 at 9:00 A.M. EST. The call will last for up to one hour.

      Investors and interested parties will have the opportunity to listen to and join in the call by calling 800-340-2732 and registering with the operator. Please call no later than 10 minutes prior to the start of the call to register. A replay of the conference call will be available for 30 days by dialing 800-642-1687 and entering ID 9016323.

      NYMAGIC, INC. is an insurance holding company whose property and casualty insurance subsidiaries specialize in writing ocean marine, inland marine and non-marine liability insurance, and whose agency subsidiaries specialize in establishing markets for such business. The Company maintains offices in New York, San Francisco and Chicago.

      Any forward-looking statements concerning the Company's operations, economic performance and financial condition contained herein, including statements related to the outlook for the Company's performance in 2004 and beyond, are made under the safe harbor provisions of the Private Securities
Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates, which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the Company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include, but are not limited to, the cyclical nature of the insurance and reinsurance industry, premium rates, investment yield, the estimation of loss reserves and loss reserve development, net loss retention, the effect of competition, the ability to collect reinsurance recoverables, the availability and cost of reinsurance, changes in the ratings assigned to the Company by rating agencies and other risks and uncertainties as included in the Company's filings with the Securities and Exchange Commission. These risks could cause actual results for the 2004 year and beyond to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.


      (Comparative Table Attached)

      CONTACT:           George R. Trumbull and A. George Kallop
                         NYMAGIC. INC.
                         (212) 551-0610
                               or
                         Richard Lewis
                         Richard Lewis Communications, Inc.
                         212/827-0020

                                  NYMAGIC, INC.
                                TABLE OF RESULTS
                                   (Unaudited)
                      (In thousands, except per share data)



                                               Three Months Ended                                Six  Months Ended
                                                    June 30,                                          June 30,
                                           2004                   2003                     2004                        2003
                                           ----                   ----                     ----                        ----

Revenues:
---------
Net premiums earned                     $ 29,564                $ 26,857                 $ 54,419                     $ 48,553
Net investment income                      2,644                   3,982                    7,398                        5,489
Realized investment gains (losses)            40                      10                       (1)                         (23)
Commission  and other income                  70                   1,356                    1,947                        1,755
                                              --                   -----                    -----                        -----

Total revenues                            32,318                  32,205                   63,763                       55,774

Expenses:
---------
Net losses & loss adjustment expenses     17,421                  15,509                   33,326                       27,522
Policy acquisition expenses                5,925                   5,487                   11,545                        9,670
General & administrative expenses          6,017                   5,134                   11,308                        9,540
Interest expense                           1,641                       0                    2,013                           26
                                           -----                   -----                    -----                           --

Total expenses                            31,004                  26,130                   58,192                       46,758

Income before income taxes                 1,314                   6,075                    5,571                        9,016

Total income tax expense                     456                   2,107                    1,944                        3,129
                                             ---                   -----                    -----                        -----

Net income                                 $ 858                 $ 3,968                  $ 3,627                      $ 5,887

Earnings per share:
       Basic                               $ .09                   $ .41                    $ .37                       $ .61
                                           -----                   -----                    -----                       -----
       Diluted                             $ .09                   $ .40                    $ .36                       $ .60
                                           -----                   -----                    -----                       -----

Weighted average shares outstanding:
       Basic                               9,730                   9,706                    9,728                        9,639
       Diluted                             9,944                   9,832                    9,945                        9,746



Balance sheet data:                     June 30,            December 31,
------------------                        2004                    2003
                                          ----                    ----
Shareholders' equity                    $246,767                $244,291
Book value per share (1)                $  24.77                  $24.47

      (1) Calculated on a fully diluted basis.




Supplementary information:
--------------------------

NYMAGIC Gross Premiums Written
    by Segment             Three months ended June 30,    Six months ended June 30,
    ----------             --------------------------------------------------------
                              2004      2003   Change    2004       2003     Change
                              -----------------------------------------------------
                                           (Dollars in thousands)

Ocean marine ............   $28,828   $26,610     8%    $55,813   $48,708      15%
Inland marine/fire ......     3,871     3,462    12%      7,100     7,188      (1%)
Other liability .........    11,154     3,703   201%     18,871     7,964     137%
                             ------    ------   ----     ------    ------     ----
Subtotal ................    43,853    33,775    30%     81,784    63,860      28%
Run off lines (Aircraft)        279     1,158   (76%)       255     2,709     (91%)
                             ------    ------   ----     ------    ------     ----
Total ...................   $44,132   $34,933    26%    $82,039   $66,569      23%
                             ======    ======   ====     ======    ======     ====


NYMAGIC Net Premiums Written
    by Segment             Three months ended June 30,    Six months ended June 30,
    ----------             --------------------------------------------------------
                              2004      2003   Change    2004       2003     Change
                              -----------------------------------------------------
                                           (Dollars in thousands)

Ocean marine ............   $24,122   $19,774    22%    $ 45,795    $35,678     28%
Inland marine/fire ......     1,282     1,041    23%       2,302      2,123      8%
Other liability .........     9,145     3,611   153%      15,831      7,318    116%
                             ------    ------   ----      ------     ------    ----
Subtotal ................    34,549    24,426    41%      63,928     45,119     42%
Run off lines (Aircraft)         98       208   (53%)         (9)     1,605     NM
                             ------    ------   ----      -------    ------    ----
Total ...................   $34,647   $24,634    41%    $ 63,919    $46,724     37%
                             ======    ======   ====      ======     ======    ====


NYMAGIC Net Premiums Earned
    by Segment             Three months ended June 30,    Six months ended June 30,
    ----------             --------------------------------------------------------
                              2004      2003   Change    2004       2003     Change
                              -----------------------------------------------------
                                           (Dollars in thousands)

Ocean marine ...........    $20,519    21,785     (6%)   $ 38,383    $37,278    3%
Inland marine/fire .....      1,185       976     21%       2,325      1,866   25%
Other liability ........      7,745     3,869    100%      13,752      7,674   79%
                             ------    ------    ----      ------     ------  ----
Subtotal ...............     20,499    26,630     11%      54,460     46,818   16%
Run off lines (Aircraft)        116       227    (49%)        (41)     1,735   NM
                             ------    ------    ----      ------     ------  ----
Total ..................    $29,565   $26,857     10%    $ 54,419    $48,553   12%
                             ======    ======    ====      ======     ======  ====